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                                                THE BEAR STEARNS COMPANIES INC.
                                STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES                EXHIBIT 12
                                               (In thousands, except for ratio)

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                                                  (Unaudited)
                            Five-Months           Five-Months         Fiscal Year       Fiscal Year       Fiscal Year
                               Ended                 Ended               Ended             Ended             Ended
                             November 26, 1999   November 27, 1998   June 30, 1999     June 30, 1998     June 30, 1997
                           -------------------   -----------------   --------------    --------------    --------------

Earnings before taxes
    on income                  $ 453,592             $ 189,728         $ 1,064,108       $ 1,063,492       $ 1,013,690
                           --------------        --------------      --------------    --------------    --------------
Add:   Fixed Charges
       Interest                1,531,787             1,650,885           3,379,914         3,638,513         2,551,364
       Interest factor
         in rents                 12,783                12,870              31,363            30,130            26,516
                           --------------        --------------      --------------    --------------    --------------
    Total fixed charges        1,544,570             1,663,755           3,411,277         3,668,643         2,577,880
                           --------------        --------------      --------------    --------------    --------------
Earnings before fixed
     charges and taxes on
      income                 $ 1,998,162           $ 1,853,483         $ 4,475,385       $ 4,732,135       $ 3,591,570
                           ==============        ==============      ==============    ==============    ==============
Ratio of earnings to
     fixed charges                   1.3                   1.1                 1.3               1.3               1.4
                           ==============        ==============      ==============    ==============    ==============


                         THE BEAR STEARNS COMPANIES INC.
         STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (In thousands, except for ratio)

(continued)


                               Fiscal Year        Fiscal Year
                                  Ended              Ended
                              June 30, 1996      June 30, 1995
                              --------------     --------------

Earnings before taxes
    on income                     $ 834,926          $ 388,082
                              --------------     --------------
Add:   Fixed Charges
       Interest                   1,981,171          1,678,515
       Interest factor
         in rents                    25,672             24,594
                              --------------     --------------
    Total fixed charges           2,006,843          1,703,109
                              --------------     --------------
Earnings before fixed
     charges and taxes on
      income                    $ 2,841,769        $ 2,091,191
                              ==============     ==============
Ratio of earnings to
     fixed charges                      1.4                1.2
                              ==============     ==============


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